UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012 (December 14, 2012)

SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

          On December 14, 2012, the Copyright Royalty Board, or CRB, of the Library of Congress issued its determination regarding the royalty rate payable by us under the statutory license covering the performance of sound recordings over our satellite digital audio radio service, and the making of ephemeral (server) copies in support of such performances, for the five-year period starting January 1, 2013 and ending on December 31, 2017. Under the terms of the CRB’s decision, we will pay a royalty of 9.0% of gross revenues, subject to certain exclusions, for 2013, 9.5% for 2014, 10.0% for 2015, 10.5% for 2016, and 11% for 2017. The rate for 2012 is 8.0%.

          The revenue subject to royalty includes subscription revenue from our U.S. satellite digital audio radio subscribers, and advertising revenue from channels other than those channels that make only incidental performances of sound recordings. Exclusions from revenue subject to the statutory license fee include, among other things, revenue from channels, programming and products or other services offered for a separate charge where such channels make only incidental performances of sound recordings; revenue from equipment sales; revenue from current and future data services (including video services) offered for a separate charge; intellectual property royalties received by us; credit card, invoice and fulfillment service fees; and bad debt expense. The regulations also allow us to further reduce our monthly royalty fee in proportion to the percentage of our performances that feature pre-1972 recordings (which are not subject to federal copyright protection) as well as those that are licensed directly from the copyright holder, rather than through the statutory license.

          The parties have fifteen days from the December 14, 2012 determination to move for rehearing. Once the CRB has considered any rehearing motions and responses to such motions, the Librarian of Congress will publish the final determination in the Federal Register. The parties will have thirty days from that publication to appeal the decision to the U.S. Court of Appeals for the District of Columbia Circuit.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/	Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: December 17, 2012

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